Exhibit 5.1

100 North Tampa Street, Suite 4100 | Tampa, Florida 33602 | T 813.227.8500 | F 813.229.0134

Holland & Knight LLP | www.hklaw.com

September 6, 2022

Lazydays Holdings, Inc.

4042 Park Oaks Boulevard

Suite 350

Tampa, Florida 33610

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement (the “Registration Statement”) on Form S-8 filed today by Lazydays Holdings, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”), for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), 105,308 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company, that may be issued pursuant to an inducement award of 105,308 restricted stock units (the “Inducement Award”).

In rendering the opinion set forth below, we have acted as counsel for the Company and have examined originals, or copies certified or otherwise identified to our satisfaction, of: (i) the Registration Statement and exhibits to the Registration Statement; (ii) the Amended and Restated Certificate of Incorporation of the Company currently in effect; (iii) the Amended and Restated Bylaws of the Company currently in effect; (iv) certain resolutions of the Board of Directors of the Company in connection with the Inducement Award; and (v) certain resolutions of the Board of Directors of the Company in connection with the Registration Statement. We also examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

In such examination, we have assumed: (i) the authenticity and completeness of all documents submitted to us as original documents and the genuineness of all signatures; (ii) the conformity to the authentic originals of all documents submitted to us as copies; (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments, and certificates we have reviewed; (iv) the legal capacity of each natural person executing the agreements described in this opinion; (v) that there has been no undisclosed waiver of any right, remedy or provision contained in any such documents; and (vi) that each certificate or copy of a public record furnished by public officials is authentic, accurate and complete. In making our examination of executed documents or documents to be executed, we have assumed that the parties to such documents, other than the Company, had or will have the power, corporate, trust or other, to enter into and perform all obligations under such documents and have also assumed the due authorization by all requisite action, corporate, trust or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties.

Based on the above and having regard for legal considerations that we deem relevant, it is our opinion that subsequent to the Registration Statement becoming effective under the Act, the Shares, when issued and paid for, will be duly authorized, validly issued, and fully paid and non-assessable.

We express no opinion as to matters involving the laws of any jurisdiction other than the general corporation law of the state of Delaware and the federal laws of the United States.

This opinion is limited to the specific issues addressed in this opinion, and no opinion should be inferred or implied beyond that expressly stated in this opinion. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion after the date of this opinion.

We consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Holland & Knight LLP

HOLLAND & KNIGHT LLP

2